Exhibit 10.2
M.D.C. HOLDINGS, INC.
2018 EXECUTIVE OFFICER
PERFORMANCE-BASED COMPENSATION PLAN
(amended September 4, 2020)

Article I
Establishment and Administration of Plan
A.    The Compensation Committee (the “Committee”) of the Board of Directors of M.D.C. Holdings, Inc., (the “Company”) hereby establishes the following 2018 Executive Officer Performance-Based Compensation Plan (the “Plan”) to provide an additional compensation incentive to improve the Company’s financial results to eligible employees responsible for management of the Company. This Plan shall be effective as of December 10, 2018.
B.    The Committee intends that any award of performance-based compensation payable to the Covered Employees on, or following, the effective date of this Plan shall be made pursuant to this Plan instead of the 2013 Executive Officer Performance-Based Compensation Plan, unless the Committee determines otherwise.
C.    The Committee shall administer and interpret the Plan and shall have exclusive authority to establish one or more Performance Objectives for any fiscal year.
Article II
Definitions
For purposes of this Plan:
A.     “Covered Employees” shall mean the following individuals entitled to compensation payments under the Plan: Larry A. Mizel, the Company’s Chairman of the Board and Chief Executive Officer, and David D. Mandarich, the Company’s President and Chief Operating Officer.
B.    The “Performance Goal” shall be a written goal for the achievement of one or more Performance Objectives established and approved by the Committee in respect of a particular fiscal year.
C.    The “Performance Objectives” for any fiscal year shall be determined by the Committee. The Performance Objective may be based upon one or more of the following criteria: (1) EBITDA; (2) adjusted pre-tax income; (3) net income; (4) operating income; (5) earnings per share of the Company or an identifiable business segment; (6) book value per share; (7) stockholders’ equity; (8) adjusted pre-tax return on stockholders’ equity; (9) expense management; (10) total shareholder return; (11) return on investment before or after the cost of capital; (12) improvements in capital structure; (13) profitability of the Company or an identifiable business segment, unit or product; (14) maintenance or improvement of profit margins; (15) stock price; (16) market share; (17) revenues or sales; (18) costs; (19) cash flow;

(20) working capital; (21) changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; (22) return on assets; (23) debt ratings; (24) debt or net debt to EBITDA ratio; (25) debt or net debt to total capital ratios; (26) debt or net debt to equity ratios; (27) gross margins; (28) closings/deliveries; (29) net orders/growth; (30) SG&A and expense management; (31) procurement of land/well located lots; (32) operating margins; (33) mortgage capture rates; (34) acquisitions/entrance into new markets; (35) inventory turnover; (36) liquidity; (37) interest coverage; (38) cost targets, reductions and savings; (39) productivity and efficiencies; (40) strategic business criteria; (41) human resources management; (42) supervision of litigation; (43) economic value added; (44) customer satisfaction; (45) credit rating; (46) debt to equity; (47) cash to debt; (48) inventory; (49) land and other asset acquisitions; (50) debt management; (51) new debt issues; (52) debt retirement; or (53) any other individual or Company performance criteria that may be established by the Committee in its sole discretion. The foregoing criteria may relate to the individual Covered Employee or the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Committee shall determine.
Article III
Performance-Based Compensation
A.    The payments provided for in this Plan shall be paid when the Performance Goal established by the Committee for that fiscal year is determined by the Committee to have been achieved, in which case the Covered Employees shall receive the amount of compensation provided in Paragraph B of Article III.
B.    In the event the Performance Goal for a fiscal year is achieved, each of the Covered Employees shall receive the amount attributed to the achievement in accordance with the terms of this Plan, but no more than one percent (1%) of Total Assets as set forth on the Company’s balance sheet at the beginning of the most recent fiscal year.
C.    The Committee retains the sole discretion to increase or decrease the amount of any payment determined pursuant to this Plan, subject to Paragraph B of Article III.
Article IV
Payment
A.    Any amounts to be paid pursuant to this Plan shall be payable in a lump sum cash payment subject to the discretion of the Committee to pay a portion of the amount earned in restricted stock under the terms of the Company’s 2011 Equity Incentive plan, as amended.
B.    The Company shall make payment to each of the Covered Employees as promptly as practicable after the end of each fiscal year, but in no event later March 15 of the calendar year following the fiscal year to which such bonus relates.

Article V
Miscellaneous
A.    This Plan may be terminated or amended at any time by the Committee or the Company with or without the consent of any Covered Employees.
B.    Any payments made pursuant to this Plan shall be in addition to the base salaries and other compensation or benefits paid or provided to the Covered Employees, and in no event shall this Plan cause such base salaries and benefits to be reduced or forfeited.
C.    The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Nothing in the Plan is intended to abrogate the rights of any Covered Employee under any contract or agreement existing between the Covered Employee and the Company, or any subsequent amendments or modifications of such contract or agreement, and all awards granted under the Plan and actions taken with respect to the Plan shall be subject to the terms of any contract or agreement between the Covered Employee and the Company. No obligation of the Company under the Plan shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
Article VI
Section 409A
Notwithstanding anything contained in the Plan to the contrary, the time and form of payment that is subject to the limitations imposed by Section 409A of the Code shall comply with the requirements of Section 409A of the Code. Amounts payable pursuant to this Plan are intended to constitute “short-term deferrals” within the meaning of Code Section 409A, and the Plan shall be interpreted and administered consistent with this intent.
[Approved by the Board of Directors, December 10, 2018.]
[Amended by the Compensation Committee, September 4, 2020.]
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